Vanderkam & Sanders

440 Louisiana, #475

Houston, TX 77002

713-547-8900 phone

713-547-8910 facsimile

May 7, 2002

A Time To Grow, Inc.

1240 Blalock Road, Suite 170

Houston, Texas 77055

Re:

Form S-8 Registration Statement

Gentlemen:

You have requested that we furnish you our legal opinion with respect to the legality of the following described securities of A Time To Grow, Inc. (the "Company") covered by a Form S-8 Registration Statement (the "Registration Statement"), filed with the Securities and Exchange Commission for the purpose of registering such securities under the Securities Act of 1933:

1.

650,000 shares of common stock, $.0001 par value (the "Shares") issuable pursuant to Business Services Contracts and a Legal Consulting Agreement all of which are attached as exhibits to the Registration Statement for which this opinion is provided (the "Agreements").

In connection with this opinion, we have examined the corporate records of the Company, including the Company's Articles of Incorporation, Bylaws, and the Minutes of its Board of Directors and Shareholders meetings, the Agreement, and such other documents and records as we deemed relevant in order to render this opinion.

Based on the foregoing, it is our opinion that, after the Registration Statement becomes effective and the Shares have been issued and delivered as described therein, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with Securities and Exchange Commission as an exhibit to the Registration Statement and further consent to statements made therein regarding our firm and use of our name under the heading "Legal Matters" in the Prospectus constituting a part of such Registration Statement.

Sincerely,

VANDERKAM & SANDERS

/s/ Vanderkam & Sanders